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EXHIBIT 4.1

Montreal, July 30th, 2001

WATER PIK TECHNOLOGIES CANADA INC.
35, Grand Marshall Drive
Scarborough, Ontario
M1B SN9

hereafter referred to as the "Borrower"

Attention: Victor C. Streufert

Subject:	Revolving Line of Credit facility in the amount of CAD 11,000,000 and Bulge Facility In the amount of CAD 1,000,000 and Forward exchange contract facility in the amount of CAD 2,000,000

Dear Sir:

We are pleased to confirm the availability of credit facilities totaling CAD 14,000,000, according to the terms and conditions set forth below, as amended, without novation. This confirmation is based on the representations, information and documents that you provided.

1.  Amount and nature of the credit:

1.1.	Revolving credit of CAD 11,000,000 or its US dollar equivalent;
1.2.
Bulge revolving credit of CAD 1 ,000,000 or its US dollar equivalent, available only for the months of March, April and May of each year; (which has been temporarily increased to CAD 3,000,000 or its US equivalent for the months of March, April and May 2001)
1.3.
Forward exchange contract facility for a maximum overall amount of CAD 2,000,000, not exceeding a risk equivalent of CAD 220,000 and for terms of no longer than 12 months. The risk equivalent is determined by the Bank by evaluating the forward exchange contracts at their market value, taking particular note of the time remaining on each forward exchange contract.

2.  Purpose of the credit:

To finance the Borrower's import and export business and its current operations needs as well as hedge currency risk. The above credits shall in no case be used to repay any sum due in connection with the purchase of Les Agences Claude Marchand Inc's assets and in particular the promissory notes due by the Borrower in relation with same.

3.  Credit mechanisms and limit:

3.1.	The Borrower may utilize the revolving and bulge credits by using one of the mechanisms indicated below or a combination thereof not exceeding the limit determined for each credit:
	3.1.1.	overdraft advances;
	3.1.2.	letters of credit with merchandise consigned to the Bank;

	3.1.3.	letters of credit with merchandise consigned to the Borrower for a global amount not exceeding CAD 500,000;
	3.1.4.	documentary acceptances with terms not exceeding 90 days for a global amount not exceeding CAD 500,000;
3.1.5.
letters of guarantee for a global amount not exceeding CAD 500,000 and for terms not exceeding 12 months (except for the letters of guarantee already issued in favor of Gaz Metropolitain and Hydro-Quebec that have longer terms than 12 months);
	3.1.6.	discounting of documentary credits and drafts ("Receivables") having a term no longer than 180 days and for an aggregate amount no greater than CAD 500,000.
3.2.	The aggregate amount of letters of credit with merchandise consigned to the Borrower, documentary acceptances and letters of guarantee cannot, at any time, exceed the amount of CAD 500,000.
3.3.
The aggregate amount of utilization by means of letters of credit with merchandise consigned to the Bank, calculated at 20%, and of the utilizations of the letters of credit with merchandise consigned to the Borrower, calculated at 100%, shall not exceed the sum of:

    (i) 80 % of the Borrower's domestic, American and foreign accounts receivable of less than 90 days deemed acceptable by the Bank, and

    (ii) 75 % of the forward dating for the months of October to May inclusively, payable on June 30th at the latest, based on the Borrower's accounts receivable deemed acceptable by the Bank.

3.4.	In addition, the aggregate amount of utilization of the revolving and bulge credits by means of overdraft advances, letters or guarantee and documentary acceptances, shall not exceed the sum of the following amounts:

    (i) 80 % of the Borrower's domestic, American and foreign accounts receivable of less than 90 days deemed acceptable to the Bank. Accounts receivable already used to margin utilizations defined in section 3.3, are furthermore excluded;

    and

    (ii) 75 % of the forward dating for the months of October to May inclusively, payable on June 3dh at the latest, based on the Borrower's accounts receivable deemed acceptable by the Bank but excluding the ones already used to margin utilizations defined in section 3.3;

    and

    (iii) 40 % of the Borrower's inventory of raw materials or finished products evaluated at cost or market value, whichever is the lesser;

    and

    (iv) 70 % of the Borrower's inventory of aluminum or resin evaluated at cost or market value, whichever is the lesser, for a maximum global amount of CAD 1,000,000;

    and

    (v) 30% of the Borrower's inventory of non-finished products evaluated at cost or market value, whichever is the lesser, for a maximum global amount of CAD 300,000.

    The sum of (iii) to (v) shall not exceed, at any time, a maximum global amount of CAD 1,500,000 (MAXIMUM inventory financing).

    less

    (vi) the liabilities to be deducted as entered on the Bank's "Monthly Declaration of Borrowing Limit" (see Appendix B);

    The above limits are also known as "financing ratios."

4.  Particular terms:

4.1.	Forward exchange contracts are contracted at a rate and under conditions to be mutually agreed between the Bank and the Borrower;
4.2.	The maximum term of each letter of credit and each letter of guarantee shall be 12 months or otherwise agreed to by the Bank;
4.3.
Only documentary credits issued or confirmed by a financial institution acceptable to the Bank, or drafts drawn on an acceptable drawee or guaranteed by a financial institution acceptable to the Bank may be discounted by the Bank; the relevant documents will have, on a best effort basis, to be negotiated with the Bank;
4.4.	The Bank may discount 100% of the value of each Receivable, and each discount will be made with recourse against the Borrower.

5.  Interest rates and fees:

5.1.	Overdraft advances shall bear interest at the Bank's prevailing annual Canadian or U.S. prime rate, plus 0.50%. The interest shall be paid monthly, on the first day of the month:
5.2.
The discount is based on a discount rate equivalent to the Bank's prevailing annual Canadian or U.S. prime rate, plus 0.50%. The Borrower must also pay all other reasonable fees and expenses related to the discount;
5.3.	A fee of 1.5 % per annum shall be charged on all letters of guarantee, payable quarterly in advance; in addition, fixed issuance fees of CAD 50 shall be paid upon issuance;
5.4.
In the event that the Bank tolerates the utilization of credit exceeding the maximum approved amount, an overdrawing fee of 0.5% (with a minimum of CAD 250) shall be paid, calculated on the highest amount overdrawn during the month in question. This fee shall be charged to the account on the last day of the month;
5.5.
In the event that the Bank observes that the agreed financing ratios are not maintained, the Borrower shall pay an overdrawing fee of 0.5% (with a minimum of CAD 250) on the coverage deficit resulting from the financing ratios as determined on the last day of the month. This fee shall be charged to the account during the succeeding month;
5.6.	Any credit balance in the Borrower's Canadian account shall bear interest at the Bank's annual prime rate, less 4%;
5.7.	Any credit balance in the Borrower's US account shall bear interest at the Bank's annual prime rate, less 4.5%.
5.8.	A study fee of CAD 7,500 shall be charged upon acceptance of this confirmation letter.

6.  Conditions to utilization:

6.1.	Before each discount transaction, the following conditions must be satisfied:
6.1.1.
An Application for the Discounting of a Receivable, incorporating the assignment of its proceeds, accompanying by all related documentation, must be duly completed, signed by the Borrower and submitted to the Bank;
	6.1.2.	Submission to the Bank of any document related to the transaction that the Bank may reasonably request and performance by the Borrower of any other necessary formalities.

7.  Reimbursement:

All sums owing under the credit facilities are repayable on demand. Any total reimbursement effected after 11 00 a.m. is deemed to have been made on the next working day. Moreover, the Bank may terminate the forward exchange facility upon reasonable notice to the Borrower.

8.  Security:

8.1.	As security for the fulfillment of the Borrower's obligations, the Bank already holds the following security:
	8.1.1.	Pledge in favour of the Bank of the documents referred to in the letters of credit and documentary acceptances;
	8.1.2.	First ranking security under the Bank Act covering all the Borrower's inventory;
	8.1.3.	First ranking moveable hypothec covering the universality of the Borrower's present and future inventory, accounts receivable and other debts, to be registered in the Province of Quebec;
	8.1.4.	Security Agreement covering the universality of the Borrower's present and future inventory , accounts receivable and other debts and claims to be registered in the Province of Ontario;
8.1.5.
Certified copy of the Borrower's insurance against fire and all other risks covering all the Borrower's inventory and all of its other assets, for their full insurable value; the Bank must be named an additional Beneficiary with the Borrower of the policy covering the inventory;
8.1.6.
As security for the fulfillment of its obligations under letters of credit, the Borrower shall provide a certified copy of the Borrower's maritime insurance policy or reasonable equivalent; the Bank shall be named beneficiary of this policy;
8.2.	Should there be any conflict between the security documents above and this offer, the text of this offer shall prevail.

9.  Covenants:

The Borrower must:

9.1.	submit to the Bank, within 20 days from the end of each month, the "Monthly Declaration of Borrowing Limit" duly filled out and signed, accompanied by a list of accounts receivable broken down chronologically by billing date and a list of accounts payable; and, on request from the Bank, but at least once a year I at the end of its fiscal year, submit a detailed list of its accounts receivable, including the names, addresses, telephone numbers and banking domiciliation of its clients, and including any other breakdown the Bank may demand;

    In the event that the specified documents are not received by the due date, monthly charges in the amount of CAD 250 shall be paid by the Borrower for any delay during the month for each month in which there is non-compliance with the provisions herein;

9.2.	provide the Bank with its annual audited financial statements, and related financial covenants' certificate of compliance (see Appendix C hereto), as well as the audited financial statements of its parent Water Pik Technologies Inc. and affiliated companies within 120 days following the end of each of their respective fiscal year;
9.3.
provide the Bank with its quarterly unaudited financial statements, and related financial covenants' certificate of compliance (see Appendix C hereto), as well as the unaudited quarterly financial statements of its parent Water Pik Technologies Inc., within 45 days following the end of each quarter;
9.4.	provide the Bank with monthly financial statements within 30 days of the end of each month;
9.5.	provide the Bank, within 90 days of the beginning of each new fiscal year, with its annual monthly budgeted cash flow statements and operating budget;
9.6.
at all times maintain its inventory at: 240, boul. Industriel, Boucherville, Quebec; 110, Lauzon, Boucherville, Quebec: 35, Grand Marshall Drive, Scarborough, Ontario; and 480 S. Service Road, West Oakville, Ontario: and immediately notify the Bank in writing of any new place of business and any change of location;
9.7.
provide additional security, satisfactory to the Bank, if the risk equivalent of the outstanding term financial instruments, evaluated at their market value, exceeds the agreed amount of risk equivalent by 10% or more;
9.8.
not pay dividends, not purchase or repurchase its shares, reduce its capital nor proceed to distributions to its shareholders or advance funds to related parties and companies, without the consent of the Bank, which consent shall not reasonably be withheld; however nothing contained herein shall prohibit the payment of a reasonable management fee to Water Pik Technologies Inc.
9.9.
maintain its current assets to current liability ratio, as calculated by the Bank, to a minimum of 1.30 to 1. The ratio calculation will exclude the amount of the promissory notes due by the Borrower in connection with the purchase of Les Agences Claude Marchand Inc.'s assets (the "Promissory Notes");

9.10.
maintain its effective equity, as calculated by the Bank, to a minimum of CAD 7,500,000 (amount to be revised annually) and maintain a effective equity/total net assets ratio of a minimum of 35%. Effective equity is the shareholders' equity (capital and retained earnings) plus loans subordinated and postponed to the Bank and payable long-term deferred taxes, plus the Promissory Notes and the advances from Water Pik Technologies Inc. mentioned in section 9.11 below, less any intangible assets, leasehold improvements, and investments and other advances or other forms of debt or claim in, to or against affiliated companies, shareholders or members of the Borrower's personnel;
9.11.
assure that Water Pik Technologies Inc. makes the necessary advances, when available, to the Borrower for the repayment of each of the Promissory Notes, if required; the Borrower shall advise the Bank should the repayment be financed by another source;
9.12.
postpone, unless the Bank advises the Borrower and Water Pik Technologies Inc. otherwise, any necessary repayment of the advances made to the Borrower by Water Pik Technologies Inc. pursuant to section 9.11 above in order to assure the Borrower meets the financial covenants, mentioned herein at all times; Water Pik Technologies Inc. shall accept to subordinate and postpone the repayment of said advances accordingly by signing this letter as provided for below; the Borrower shall furthermore postpone in a similar way the repayment of any advances made by the Borrower by another source pursuant to section 9.11 above;

10. Professional fees:

10.1.	The Bank shall select the legal counsel to be mandated to prepare and set up the legal documentation, which shall be to the reasonable satisfaction of the Bank. The Borrower shall submit to said counsel all documentation and information required for this purpose. If the mandated counsel is also the Borrower's counsel, the Bank reserves the right to have its own legal counsel review the legal documentation.
10.2.
Reasonable legal fees (to generally exclude in-house council) and all other reasonable costs incurred by the Bank and the Borrower for implementing the credits (including the legal documentation review mentioned above) and obtaining the security shall be paid by the Borrower, regardless of whether or not the credits are used, as well as all reasonable expenses and fees (to generally exclude in-house council) for amendments and renewals thereof.
10.3.
In the event of default by the Borrower or a material adverse change in the Borrower's financial situation or business, the reasonable fees and expenses incurred by the Bank in auditing the Borrower's financial situation and the assets encumbered in favour of the Bank, as the case may be, and in realizing the security shall be at the Borrower's cost.

If you are in agreement with this offer, kindly confirm your acceptance by signing and returning the enclosed copy.

Cette lettre d'offre est rédigée en anglais à la demande expresse de I'emprunteur et la Banque, à cause de cette demande, exprime la méme volonté. This commitment letter is drawn up in English at the express request of the Borrower and, in view of such request, the Bank expresses the same intention.

Yours very truly,

BNP PARIBAS (CANADA)
/s/ JEAN ROLM	/s/ ANTOINETTE ALBESIS

Jean Rolm Vice President Export Finance Montreal	Antoinette Albesis Vice President Export and Technology

ACCEPTED THIS 8th DAY OF OCTOBER 2001.

WATER PIK TECHNOLOGIES CANADA INC.
By:	/s/ VICTOR C. STRUEFERT	And:	/s/ RICHARD D. TIPTON

Name: Victor C. Streufert		Name: Richard D. Tipton, Sect'y

ACKNOWLEDGED THIS 8th DAY OF OCTOBER 2001.

APPENDIX A
to the offer of BNP Paribas (Canada) dated July 30th, 2001

Definitions

  The terms defined below shall be used for the purposes of calculating the financing ratios:

  Accounts receivable

  refers to amounts owed to the Borrower, within its current operations, as of the date of invoicing resulting from a delivery of merchandise accepted by its client.

  The following are excluded from accounts receivable: dating, 90-day-old accounts, doubtful accounts, inter-company accounts and accounts subject to set—off; for the latter only to the extent of the amount subject to set—off.

  Dating

  refers to accounts receivable as described in the above paragraph but with extended payment terms. They represent the delivery of merchandise from October to May and payable on June 3Oth at the latest

  The following are excluded from dating: inter-company accounts and accounts subject to set-off:

  Borrower's inventory

  refers to all of the Borrower's inventory purchased and received, or produced by the Borrower over the preceding twelve months, including goods in transit outside Canada if they are supported by shipping documents issued to the order of the Bank and paid for or accepted by the Bank.

  The following are excluded: merchandise held outside Canada other than those stipulated above, packaging materials, and non-transformed goods for which amounts are owed to suppliers for deliveries to the Borrower over the preceding 30 days.

Utilization limits

  a)
  The Bank reserves the right to limit its financing ratios for specific clients, or to lower the financing ratios assigned to the inventory, accounts receivable and dating, in which case the Borrower shall be notified in advance: if the Borrower is not in breach of its covenants under this commitment letter, and if this change in the ratios is not triggered by an event of adverse change in the financial situation in the Borrower's business or financial situation, the notice shall be of a minimum of 30 days,

  b)
  In addition, the Bank may, at its sole discretion, and with reasonable advance notice, conduct an audit of the Borrower's financial situation, accounts receivable, dating and inventory, either directly or by mandating a consultant or any other professional for such purpose,' unless the Borrower is in breach of its covenants under this commitment letter or if an event of adverse change in the Borrower's business or financial situation occurred, the audits shall be conducted only once per year and at the Bank's costs and expenses.

Particular terms

  a)
  Letters of credit and letters of guarantee are issued under terms and conditions to be mutually agreed between the Bank and the Borrower.

  b)
  Any payment by the Bank of a letter of credit or of guarantee or a banker's acceptance shall be deemed to be an overdraft advance to the Borrower.

  c)
  The discount is subject to all other terms and conditions agreed to by the Bank and by the Borrower and to the authentication of signatures. The Bank is under no obligation to discount a Receivable and each discount must be specifically approved by the Bank.

Interest rates and fees

  a)
  All interest is charged on the daily balance, with unpaid interest bearing interest at the same rate and compounded monthly.

  b)
  Where advances are granted in USD, the interest on such advances shall be calculated on a 360-day annual basis; the annual equivalent rate shall be determined by multiplying the rate calculated on 360 days by the actual number of days included in the year and dividing the result by 360.

  c)
  A fee is payable on issuance of all letters of guarantee and letters of credit and all documentary acceptances according to the Bank's prevailing rate schedule; the Borrower shall also pay all other related charges and fees.

Conditions of utilization

  a)
  Each letter of credit or documentary acceptance shall pertain to a purchase of merchandise for an amount at least equal to that of the letter of credit or documentary acceptance and the documents required thereto shall include documents attesting the value of this merchandise and its shipping, as well as an insurance policy endorsed in the Bank's favour.

  b)
  The conditions of utilization are for the sole benefit of the Bank, which may waive them in whole or in part, without restricting its rights, including its recourse by virtue of any guarantee, as the case may be.

Other covenants

  The Borrower also undertakes to:

  a)
  continually insure its assets against fire and all other risks that a prudent administrator would insure against, for the full value of the assets;

  b)
  keep its inventory and accounts receivable free of any priority lien in favour of a third patty subject to liens ensuing from the normal course of the business, the Borrower being however obliged to pay all sums due to any preferred or prioritary creditor to the Bank on a timely basis;

  c)
  not grant a third party any priority rights on the documents referred to in the letters of credit or documentary acceptances, or the merchandise covered by these documents;

  d)
  make no material changes in the nature of its business, sell substantially all of its assets or merge with another corporation, and ensure there are no direct or indirect changes in the Borrower's control, without consent of the Bank;

  e)
  respect in all material respects all the standards, laws and regulations governing the Borrower's business and assets, including environmental laws and regulations, and hold at all times all permits and authorizations required by these laws and regulations;

    immediately notify the Bank of any notice, complaint, order or fine that it may receive or be ordered to pay concerning environmental requirements regarding its business or its assets, and indemnify the Bank and hold it harmless from all liability, loss or damages the Bank could suffer as a result of the environmental risk that it may incur, including the costs and charges of any decontamination. as well as repay the Bank for all costs and fees that it could incur as the result of any claim, demand, lawsuit or judgment against it regarding the environmental risk incurred by the Borrower;

  f)
  provide the Bank with all information that it may reasonably request;

  g)
  make no investment in other companies, related or not to the Borrower, nor acquire or create any subsidiary, without notifying the Bank in advance at least 30 days prior to said event;

  h)
  give no financial assistance to a third party, without the consent of the Bank, outside the normal course of its business or affecting its financial situation;

  i)
  present to the Bank for discounting only Receivables which stem from valid commercial transactions in the Borrower's normal course of business;

  j)
  fulfill all obligations stemming from transactions related to discounted Receivables, and to notify the Bank immediately of any occurrence which may lead to non-payment of same. The Borrower also agrees to take all necessary measures, including any measure requested by the Bank, to prevent any loss to the Bank.

Representations

  a)
  The Borrower declares and guarantees to the Bank that, as of the date of this document, it is in compliance, in all material respects, with all environmental laws and regulations governing its business and its assets, and that it holds all of the relevant permits and authorizations required under these laws and regulations.

  b)
  The Borrower also declares and guarantees that, as of the date of this document, and to the best of its knowledge, it has been served with no complaint, lawsuit or order regarding environmental protection, other than those already notified to the Bank in writing.

Other conditions

  a)
  If the credit facility granted may be used in a currency other than CAD and the balance owed by the Borrower, due to fluctuations in the exchange rate, exceeds the approved amount of utilization, the Borrower shall repay the excess or provide additional security that is satisfactory to the Bank.

  b)
  Where a guarantee from a company or corporation is included under the heading "Security" in the offer to which this document is appended, each guarantor shall produce in support of its guarantee, upon signing and annually thereafter, its audited annual financial statements within the 120 days following the end of each fiscal year.

APPENDIX B
MONTHLY DECLARATION OF BORROWING LIMIT

TO: BNP Paribas (Canada), (the "Bank")

According to the authorized line of credit (under the terms and conditions of the commitment letter dated July 30, 2001, accepted on             ) the Borrower hereby informs the Bank that the maximum amount available to it in the next month, as calculated by itself, has been calculated as indicated below with all reports attached hereto as at                         .

ACCOUNTS RECEIVABLE
Total accounts receivable (aged list attached)				$
Subtract the following accounts:
• Uninsured accounts that are partly or entirely unpaid after 90 days

• Uninsured accounts from non-major accounts (as identified by the Bank)

• holdbacks/accounts excluded from margin provisions/credit notes/intercompany accounts/sums due from management

• lesser amounts due from or owed to suppliers on receivable list
• doubtful accounts
• any other accounts excluded by the Bank and specified in writing to the Borrower

Total admissible accounts receivable					=	$
Margin percentage applicable:	x 80%	=
Admissible dating	x 75%	=	+
Leading value of accounts receivable					=			$(1)
INVENTORY
Aluminum

Resine +

Total admissible	x 70%				=			$(2)
Maximum admissible for aluminum and resine					=		$1,000,000	(3)
Leading value of aluminum and resine, the lesser of (2) or (3)					=			$(4)
Other Raw materials:				$
Subtract the following inventory:
• inventory subject to other security interest;
• unusable stock or inventory dated six months or more (including packaging materials);

• received within less than 30 days not purchased via documentary credit

• ordered or manufactured on special request, cancelled since
Other admissible raw material			x40% =		$(5)
Unfinished goods
Total admissible	x 30%		=		$(6)
Maximum admissible for unfinished goods			=	$300,000	(7)
Lending value of unfinished goods, the lesser of (6) or (7)			=		$(8)
Finished goods
Total admissible	x 40%		=		$(9)
Sum of admissible inventory (4)+(5)+(8)+(9)			=		$(10)
Maximum amount of inventory allowed for margin calculations			=	$1,500,000	(11)
Lending value of inventory (the lesser of (10) and (11)):			=		$(12)
Total lending value of accounts receivable and inventory		((13) = (1)+(12))	=		$(13)
CLAIMS TO BE DEDUCTED
Wages;		$
Rent;		+
Total contributions to a social plan (unemployment insurance, pension plan, medical plan, worker's compensation, etc.);		+

Fiscal obligations (income tax, deductions at source, sales tax, etc)		+
Other sums payable to the government or one of its agencies (Identify: )		+

Total claims to be deducted			=		$(14)

BORROWING LIMIT
Net lending value of accounts receivable and inventory	((15) = (13)-(14))	=			$(15)
Authorized credit amount		=		$14,000,000	(16)
Global Borrowing limit (the lesser of (15) or (16)) as per condition 1.2.		=			$(17)
ACCOUNTS PAYABLE		=	$
SALES—CURRENT MONTH		=	$
SALES—YEAR TO DATE		=	$
ORDERS ON HAND—THIS SEASON		=	$
ORDERS ON HAND—NEXT SEASON		=	$

The Borrower hereby certifies to the Bank that all of the information provided herein and on any accompanying reports is complete and accurate in all respects. In addition, the Borrower certifies that all sums owed to federal and provincial governments and their agencies have been paid and that the sums specified above as claims to be deducted are current amounts owing.

Date:
WATER PIK TECHNOLOGIES CANADA, INC.	Date:
(The Borrower)
As Per:
(authorized signature)

APPENDIX C

TO: BNP PARIBAS (CANADA) (the "Bank")

CERTIFICATE OF COMPLIANCE

In consideration of the credit granted by the Bank to the undersigned (the Borrower) in accordance with the offer dated July 30th, 2001 and accepted by the Borrower on              (the "Offer"), the Borrower hereby certifies to the Bank that during the [*months or fiscal year] ending *, as follows:

/ /	the current assets to current liabilities ratio, as defined in the Offer, has been maintained at no less than on a consolidated basis; its value, upon (date) was of ;
/ /	effective equity as defined in the Offer, has been maintained at no less than $ on a consolidated basis; its value, upon (date) was of $ ;
/ /	the effective equity/total net assets ratio as defined in the Offer, has been maintained at no less than $ on a consolidated basis: its value, upon (date) was of $ .

Signed in                                      on this              day of                         ,         .

WATER PIK TECHNOLOGIES CANADA INC.

By:	And:

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APPENDIX A to the offer of BNP Paribas (Canada) dated July 30th, 2001
APPENDIX B MONTHLY DECLARATION OF BORROWING LIMIT
APPENDIX C CERTIFICATE OF COMPLIANCE